Exhibit 10.51.1

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL

EXPANSION CAPACITY AND ROFO AGREEMENT

THIS EXPANSION CAPACITY AND ROFO AGREEMENT (this “Agreement”), dated and effective as of the latest of the signatures below (the “Effective Date”), is entered into between Blockfusion USA, Inc., a Delaware corporation (“Blockfusion”) and CoreWeave, Inc., a Delaware corporation (“Tenant”).

RECITALS

A.	WHEREAS, Tenant has entered into that certain Lease dated on or about the date of this Agreement (the “Lease”) between North East Data, LLC, a Delaware limited liability company (an Affiliate of Blockfusion), as landlord, and Tenant, for the premises commonly known as 5380-5384 Frontier Avenue, Niagara Falls, New York 14304 (the “Property”);

B.	WHEREAS, Blockfusion owns or controls, or intends to acquire, develop, and operate, data center facilities on Property located in the Campus (as defined in the Lease), including the Property, and at Blockfusion’s sole option, adjoining or nearby properties which may be acquired by Blockfusion (or its Affiliates) and added to the Campus;

C.	WHEREAS, Blockfusion has agreed to enter into this Agreement granting Tenant the rights more particularly set forth herein, including the exclusive right to lease expansion capacity at the Campus as set forth in Section 1(g); and

D.	WHEREAS, the allocation of additional power capacity to the Campus beyond the initial 35 MW Critical Load Power under the Lease is subject to, among other things, the allocation of power [***], the availability of on-site generation and/or generation supplied by third parties and Blockfusion’s acquisition of additional property within the Campus.

NOW, THEREFORE, in consideration of the mutual agreements contained in this Agreement (and the Lease), as well as [***] cash in hand paid by Tenant to Blockfusion, and other good and valuable consideration, receipt of which consideration is hereby acknowledged, and to induce Tenant to enter into the Lease as set forth above, the parties hereby agree as follows:

AGREEMENT

1.	Expansion Capacity.

a.	Firm Expansion Capacity.

i.	Reservation of Firm Expansion Capacity. Landlord shall as and when available reserve for Tenant fifty (50) megawatts (MW) of guaranteed additional IT load capacity (beyond the Critical Load Power under the Lease) (the "Firm Expansion Capacity"). The aggregate additional IT load capacity that Landlord is required to make available to Tenant for the Firm Expansion Capacity shall not be less than fifty (50) megawatts (MW) of critical IT power, measured in accordance with Section 1(e)(vi). Tenant's obligation to take-or-pay for the Firm Expansion Capacity is subject to and conditioned upon the satisfaction of the Tranche 2 Power Conditions set forth in Section 1(f)(vii), and no take-or- ay obligation of Tenant with respect to the Firm Expansion Capacity shall arise, or have any force or effect, unless and until all Tranche 2 Power Conditions have been actually satisfied or waived in writing by Tenant.

ii.	Phased Delivery; Firm Expansion Notice. The Firm Expansion Capacity may be delivered in one or more Phases across one or more buildings located in an Eligible Site (as defined below), with the allocation of capacity among such buildings and the delivery milestones for each Phase of each applicable Expansion Lease as determined by Landlord and Tenant in good faith and in a commercially reasonable manner based on then-available electrical service, utility interconnection requirements, permitting, construction sequencing, equipment availability, financing requirements, and Eligible Site development constraints and to be set forth in the applicable Firm Expansion Notice (defined below). Landlord shall deliver a notice to Tenant when the Firm Expansion Capacity is available for lease (a “Firm Expansion Notice”), which Firm Expansion Notice shall not be provided until (unless waived by Tenant) Landlord has obtained a Firm Power Commitment accompanied by reasonable evidence thereof. Any Firm Expansion Notice delivered before Landlord has obtained a Firm Power Commitment shall be void and of no force or effect, and shall not commence the Review Period or any execution period or give rise to any obligation of Tenant.

iii.	Execution of Firm Expansion Lease. Subject to the Review Period and the Expansion Conditions being satisfied, the parties shall negotiate (as provided herein) and execute a separate lease in substantially the same form as the Lease between the Affiliate of Blockfusion that owns or leases the applicable Eligible Site, as landlord, and Tenant, as tenant (a “Firm Expansion Lease”) with such modifications as are reasonably approved by Tenant and Blockfusion and otherwise consistent with this Agreement, for the Firm Expansion Capacity within [***] following the Package Acceptance Date (as defined in Section 1(f)), it being agreed that neither party shall withhold, condition, or delay approval of any modification that conforms the Firm Expansion Lease to this Agreement or to the accepted Qualifying Expansion Package. All of the same terms included in the Lease as applicable to the Critical Load Power referenced therein will apply to the Firm Expansion Capacity, except (a) [***] (b) the initial term for each Phase shall be fifteen (15) years, with two (2) renewal options of five (5) years each, and (c) the Redundancy Architecture, Base Design Specifications, and Service Levels applicable to each Expansion Phase of the Firm Expansion Capacity shall be determined in accordance with Section 1(e), and the provisions of Section 1(e) shall govern in the event of any conflict with the corresponding provisions of the Lease.

iv.	Failure to Execute. If the Expansion Conditions have been satisfied and a Qualifying Expansion Package has been provided to Tenant, and, despite such efforts to negotiate and execute a lease for such Firm Expansion Capacity, Tenant has failed to deliver to Blockfusion an executed Firm Expansion Lease consistent with this Agreement within such [***] day period, as may be reasonably extended by Blockfusion, then Blockfusion may thereafter lease the Firm Expansion Capacity to another third party (subject to Section 1(g)).

v.	Take-or-Pay Obligation. Tenant’s take-or-pay obligation with respect to the Firm Expansion Capacity is a standalone obligation of Tenant under this Agreement and is independent of the execution of any Firm Expansion Lease; provided, however, that Tenant’s obligations with respect to the Firm Expansion Capacity are subject to satisfaction of the Expansion Conditions being satisfied and a Qualifying Expansion Package being delivered under this Agreement, and to the withdrawal mechanics set forth in Section 1(f)(v). Subject to Section 1(f), if no Firm Expansion Lease is executed with respect to the Firm Expansion Capacity, then, commencing on the date on which the applicable Expansion Phase would have commenced as set forth in the applicable Firm Expansion Notice had such Firm Expansion Lease been executed in accordance with this Agreement, and continuing for a period equal to the initial term contemplated by the Firm Expansion Lease in Section 1(a)(iii)(b) above, Tenant shall pay to Blockfusion amounts equal to the Base Rent on a monthly basis that would have been payable under such Firm Expansion Lease, calculated on the full amount of the applicable Firm Expansion Capacity. For the avoidance of doubt, the foregoing obligation applies only where (I) the Expansion Conditions for the applicable Expansion Phase have been satisfied, (II) a Qualifying Expansion Package has been properly delivered to Tenant, (III) no Legal Event has occurred that is not resolved in accordance with the terms of this Agreement and (IV) Blockfusion has negotiated the Firm Expansion Lease in good faith and in accordance with the terms of this Agreement, yet Tenant nonetheless fails to execute a conforming Firm Expansion Lease.

vi.	Liquidated Damages; Mitigation. The parties acknowledge and agree that the amounts payable hereunder bear a reasonable relationship to Blockfusion’s anticipated costs and lost opportunities, and that the actual losses and costs that would be suffered by Blockfusion as a result of Tenant’s failure to execute a conforming Firm Expansion Lease are difficult or impossible to estimate with precision at the time of execution of this Agreement. Such amounts are not, and are not intended to be, a penalty or forfeiture. If Tenant fails to execute a conforming Firm Expansion Lease and a take-or-pay obligation arises under this Section 1(a), Landlord shall use commercially reasonable efforts to lease the affected Firm Expansion Capacity to one or more third parties. Upon Landlord's (or its Affiliate's) execution of one or more leases covering the affected Firm Expansion Capacity, Tenant's take-or-pay obligation shall cease with respect to the capacity so leased, effective as of the date base rent under such lease takes effect, and Tenant shall have no further liability for Base Rent or any other amount in respect of such capacity for any period thereafter. Where a replacement lease covers only a portion of the affected Firm Expansion Capacity, Tenant's take-or-pay obligation shall cease proportionately as to the capacity so leased and continue as to the remainder until re-leased. For any period before such cessation during which Tenant's take-or-pay obligation is in effect, Tenant shall receive a credit against amounts due equal to the base rent actually received by Landlord from any replacement lease for the same capacity during that period, net of commercially reasonable reletting costs actually incurred by Landlord.

b.	Additional Expansion Capacity.

i.	Availability and Notice. Subject to the availability of additional power capacity, whether through allocation by [***], on-site generation, or other generation sources secured by Blockfusion, Blockfusion shall make available to Tenant up to two hundred fifteen (215) megawatts (MW) of additional IT load capacity (beyond the Critical Load Power under the Lease and Firm Expansion Capacity) (the “Additional Expansion Capacity”), measured in accordance with Section 1(e)(vi), to be deployed on a rolling basis as such additional power is made available and allocated by Blockfusion to one or more data center facilities at Eligible Sites. Blockfusion shall deliver written notice to Tenant upon a Firm Power Commitment for such Additional Expansion Capacity (an “Additional Capacity Notice”), together with a Qualifying Expansion Package, promptly following Blockfusion’s receipt of confirmation of a Firm Power Commitment that additional power capacity for Eligible Sites is available for data center use, whether through allocation by [***], commissioning of on-site generation, or availability from other generation sources. Each Additional Capacity Notice shall specify the quantity of Additional Expansion Capacity thereby made available, determined by Blockfusion in accordance with Section 1(e)(vi), and the Redundancy Architecture under which such capacity is to be delivered. Upon delivery of an Additional Capacity Notice, the parties shall negotiate in good faith a separate lease in substantially the same form as the Lease between the Affiliate of Blockfusion that owns or leases the applicable Eligible Site, as landlord, and Tenant, as tenant (the “Additional Expansion Lease”) for the applicable portion of the Additional Expansion Capacity within [***] following the Package Acceptance Date.

ii.	Lease Terms. For the avoidance of doubt, Blockfusion shall have no obligation to deliver the Additional Expansion Capacity unless and until such additional power has been secured for Eligible Sites by the applicable utility, grid operator, or other generation source. Blockfusion shall use commercially reasonable efforts to secure additional power capacity for Eligible Sites, including through utility allocations and other generation sources, subject to Section 1(g)(ii). The terms included in the Lease as applicable to the Critical Load Power referenced therein will apply to the Additional Expansion Capacity, as may be reasonably modified by the Parties to reflect the Redundancy Architecture, change in Laws, and the source of the power, except that (a) the starting Base Rent for each Phase of the Additional Expansion Capacity will be the same as the then-escalated Base Rent under the Lease (at 3.0% per annum, cumulative and compounding) in effect for Phase 1 of the Lease as of the date of delivery of such Phase of the Additional Expansion Capacity, (b) the initial term for each Phase shall be fifteen (15) years, with two (2) renewal options of five (5) years each, in each case consistent with the Firm Expansion Capacity, and (c) the Redundancy Architecture, Base Design Specifications, and Service Levels applicable to each Expansion Phase of the Additional Expansion Capacity shall be determined in accordance with Section 1(e), and the provisions of Section 1(e) shall govern in the event of any conflict with the corresponding provisions of the Lease.

iii.	Rejection of Additional Expansion Capacity. If, despite such efforts, the Parties have not executed an Additional Expansion Lease consistent with this Agreement within such sixty (60) day period, then Blockfusion may thereafter lease the Additional Expansion Capacity to another third party (subject to Section 1(g)). Any Additional Expansion Capacity that has been secured for Eligible Sites shall not be on a take or pay basis, and Tenant will have no obligation to execute the applicable Additional Expansion Lease, and will have no further liability to Blockfusion should the parties not execute an Additional Expansion Lease.

c.	Expansion Lease Economics. Notwithstanding anything herein to the contrary, the non-recurring charge(s) (NRC), the Cash Contribution, and the Warrant provided for in the Lease relate solely to the Critical Load Power under the Lease and shall not apply to, or be incorporated into, the Firm Expansion Lease or any Additional Expansion Lease (hereafter, each may be referred to individually or collectively as, an “Expansion Lease”). No cash contribution or other Warrant applicable to an Expansion Lease (for either the Firm Expansion Capacity or the Additional Expansion Capacity) shall be required under such Expansion Lease; provided, that the foregoing shall not limit the recovery of incremental costs contemplated by Section 1(e)(ix), which incremental costs may be addressed through a non-recurring charge or other economic terms mutually agreed by the Parties under the applicable Expansion Lease. Except as otherwise agreed by the Parties in writing, no warrant, equity, or similar consideration shall be issued or payable in connection with any Expansion Lease.

d.	Credit Support. Each Expansion Lease shall be guaranteed by Guarantor, if applicable in the same circumstances under which such guaranty is required under the Lease, pursuant to a guaranty in substantially the form attached to the Lease, and Tenant and Guarantor shall satisfy the same credit rating set forth in the Lease with respect to each Expansion Lease. The existing Security Deposit Requirement under the Lease shall extend to, and be allocated among, the Lease and each Expansion Lease as mutually agreed by the parties and in proportion to the overall allocated IT capacity under each Lease, and no further Security Deposit Requirement shall be required.

e.	Design Standard; Service Levels.

i.	Defined Terms. For purposes of this Agreement and each Expansion Lease, the following terms have the meanings set forth below. Initially capitalized terms used in this Section 1(e) and not otherwise defined in this Agreement, including “Back Up Power Systems,” “Base Design Specifications,” “Building Systems,” “Critical Load Power,” “Datacenter Space,” “Demarcation Point,” “Excused Delays,” “Event of Default,” “Force Majeure,” “Institutional Owner Practices,” “Landlord’s Installations,” “Highly Fluctuating Load,” “Preventative Maintenance Schedule,” “Service Level Agreement,” “Service Levels,” “Tenant Party,” and “Tranche Lease,” have the meanings set forth in the Lease.

“Eligible Site” means (a) the Property and any other real property located in the Campus, and (b) any real property owned, leased, or otherwise controlled (or to be acquired) by Blockfusion or any of its Affiliates that is located outside the Campus but within the City of Niagara Falls, New York.

“Expansion Phase” means each, individually or collectively, as applicable, the Firm Expansion Capacity and the Additional Expansion Capacity. Morator

"Firm Power Commitment" means one or more binding, executed, and effective (a) interconnection, capacity, and/or utility service agreements between Landlord (or its Affiliate) and [***] (or other applicable Utility Provider) for uninterruptible power, and/or (b) power purchase, energy services, or generation supply and services agreements between Landlord (or its Affiliate) and one or more third-party generators or providers of on-site or behind-the-meter generation (in each case under arrangements meeting standards of reliability, redundancy, continuity of delivery, and at costs reasonably acceptable to Tenant, consistent with the principles of Section 1(e), and subject to Tenant’s review and approval of the Power Infrastructure Plan pursuant to Section 1(f)(vii)(B)), in each case that obligate the applicable counterparty or counterparties, in the aggregate, to allocate and deliver to the applicable Eligible Site electrical power capacity sufficient to support the full critical IT power and supporting infrastructure under the Expansion Capacity and Additional Expansion Capacity, notwithstanding that transmission, distribution, substation, or other enabling infrastructure may remain to be designed, constructed, permitted, or energized, and notwithstanding that such delivery remains subject to completion of such infrastructure and to ordinary operational commissioning.

“Redundancy Architecture” means, with respect to the Premises demised under the Lease or under any Expansion Lease, the configuration of the power supply, delivery, and distribution infrastructure serving the Critical Load Power for such Premises upstream of and including the applicable Demarcation Point, including the number and independence of power delivery paths, the sources of power supply, the presence or absence of Back Up Power Systems, and the configuration of substations, transformers, switchgear, uninterruptible power supply systems, and distribution equipment.

“Regulatory Updates” refers to regulatory mandates, requirements, or directives implemented after the date the Lease is signed that are imposed on Landlord or data centers by utilities or governmental authorities regarding the technical and operational requirements for large electrical loads to address matters such as, but not limited to, voltage ride through, frequency ride-through, ramp rate limitations, power factor, power quality, oscillation mitigation, under-frequency load shed, telemetry, operational testing, load curtailment, and modeling.

“Utility Delay” means any delay in the allocation, interconnection, construction, energization, or delivery of electrical power capacity to an Eligible Site that is caused by any Utility Provider and not caused by Blockfusion’s failure to diligently pursue such allocation or interconnection.

“Utility Provider” means, with respect to any Eligible Site or Expansion Phase, each electric utility, grid operator, transmission owner, distribution company, independent system operator, or other entity responsible for the allocation, interconnection, transmission, or distribution of electrical power capacity to such Eligible Site, [***].

ii.	Variation in Redundancy Architecture. The parties acknowledge and agree that each Expansion Phase may be delivered under a Redundancy Architecture that differs from the Redundancy Architecture serving the Premises demised under the Lease, including without limitation, a Redundancy Architecture served by one or more independent utility interconnections. Blockfusion shall propose the Redundancy Architecture and the sources of power supply for each Expansion Phase, subject to Tenant’s review and acceptance in Tenant’s reasonable discretion, in accordance with Section 1(f) and to satisfaction of the principles set forth in Section 1(e)(iv).

iii.	Displacement of Lease Design Provisions. Notwithstanding Section 8.1.2.2 of the Lease, Exhibit F to the Lease, or any other provision of the Lease that describes, specifies, or requires any particular Redundancy Architecture, Blockfusion shall have no obligation under any Expansion Lease to provide any specific item or configuration of electrical infrastructure, except as expressly required by the Base Design Specifications applicable to such Expansion Lease as mutually agreed between the Parties, which shall supersede, for purposes of the applicable Expansion Lease, the corresponding provisions of Section 8.1.2.2 of and Exhibit F to the Lease.

iv.	Service Levels; Governing Principles. The parties acknowledge that each Expansion Lease will require its own service level agreement reflecting the Redundancy Architecture and Base Design Specifications under which the applicable Expansion Phase is delivered, and that the specific mechanics of such service level agreement, including measurement methodologies, credit structures, thresholds, and remedy provisions, may differ from those set forth in the Service Level Agreement attached to the Lease as Exhibit G. The parties shall negotiate each such service level agreement in good faith in accordance with the following principles: (A) the Service Level Agreement under the Lease shall serve as the starting point for such negotiations under each Expansion Lease; (B) the committed availability of Critical Load Power at the applicable Demarcation Point shall be no less favorable to Tenant than the committed availability of Critical Load Power under the Lease, determined in accordance with Section 1(e)(v); (C) the service level credit and remedy provisions shall be of comparable commercial effect to those under the Lease, having regard to the Base Rent payable under the applicable Expansion Lease; and (D) Blockfusion’s operational obligations shall be consistent with Institutional Owner Practices and with the operational philosophy of the Lease. Notwithstanding the foregoing, if the electrical load, power delivery infrastructure, Redundancy Architecture, and Tenant fit-out for an Expansion Phase are substantially similar to those serving the Critical Load Power under the Lease, then the Service Level Agreement for such Expansion Lease shall not materially deviate from the Service Level Agreement attached to the Lease as Exhibit G.

v.	Availability. Availability of Critical Load Power under each Expansion Lease shall be determined in accordance with the Lease and the service level agreement applicable to such Expansion Lease, and no separate measurement period, measurement methodology, or exclusion shall apply for purposes of this Agreement. The comparison required by Section 1(e)(iv)(A) shall be made on a like-for-like basis.

vi.	Capacity. All references in this Agreement to megawatts (MW) of IT load capacity, including the Critical Load Power, the Firm Expansion Capacity, the Additional Expansion Capacity, and the ROFO Capacity, mean Critical Load Power [***]

vii.	Effect of Architecture Election. Blockfusion’s proposal and the Parties’ agreement of the Redundancy Architecture, sources of power supply, or Base Design Specifications with respect to any Expansion Phase, and any resulting difference between an Expansion Lease and the Lease, shall not: (A) except as expressly provided in Sections 1(f)(vi), 1(f)(vii), and 1(f)(viii), excuse Tenant from its obligation to execute the Firm Expansion Lease in accordance with Section 1(a) or Section 1(b), or from its take-or-pay obligations relating to the Firm Expansion Lease; (B) cause any Expansion Lease to fail to be “in substantially the same form as the Lease” for purposes of Section 1(a) or Section 1(b); or (C) except as expressly provided in Section 1(f) (including Tenant's right to withhold approval of the Power Infrastructure Plan and to terminate or decline its obligations with respect to the Firm Expansion Capacity or the Additional Expansion Capacity, as applicable), entitle Tenant to any adjustment in Base Rent, rent escalation, term, or take-or-pay obligation for the Firm Expansion Capacity, it being acknowledged and agreed that Base Rent for each Expansion Lease shall be determined solely in accordance with Section 1(a) or Section 1(b), as applicable, notwithstanding that Base Rent under the Lease was calculated by reference to the Base Design Specifications attached to the Lease.

viii.	Variation Among Expansion Phases. The Redundancy Architecture, sources of power supply, and Base Design Specifications may differ among Expansion Phases of the Firm Expansion Capacity, among Expansion Phases of the Additional Expansion Capacity, and between the Firm Expansion Capacity and the Additional Expansion Capacity. Blockfusion shall notify Tenant of the Redundancy Architecture proposed for each Expansion Phase at or prior to delivery of the applicable Firm Expansion Notice or Additional Capacity Notice, which shall be subject to Tenant approval as provided under this Agreement.

ix.	Basis of Design. Within [***] following the Package Acceptance Date for the applicable Expansion Phase, Tenant shall deliver to Blockfusion Tenant’s then-current standard basis of design for the applicable Expansion Phase, and the parties shall adapt such basis of design to the Redundancy Architecture agreed for such Expansion Phase to produce the Base Design Specifications for such Expansion Phase in accordance with Section 1(e)(iii). To the extent Tenant’s standard basis of design requires infrastructure investment materially exceeding that contemplated by the Base Design Specifications under the Lease, the incremental cost shall be addressed through the non-recurring charge or other economic terms negotiated pursuant to Section 1(c). Neither the content of Tenant’s basis of design nor the parties’ adaptation thereof shall relieve Blockfusion of, or transfer to Tenant any responsibility for, the design, construction, or performance of the applicable facility.

x.	Changed Circumstances; Conforming Modification. The parties acknowledge that the Firm Expansion Capacity and the Additional Expansion Capacity may be delivered a substantial period following the Effective Date, and that generation, cooling, and data center technologies, utility and grid conditions, applicable Laws, Regulatory Updates, Data Center Moratorium Events, and prevailing data center design practice may change materially during such period. The provisions of the Lease shall apply to each Expansion Phase and to each Expansion Lease; provided that where any such provision cannot be applied to an Expansion Phase according to its terms, or would, if so applied, produce a materially different allocation of risk, benefit, cost, or obligation as between the parties than it produces in respect of the Critical Load Power under the Lease, the Parties shall negotiate in good faith to modify such provision, to the minimum extent necessary, so that it operates under the conditions then prevailing to preserve as nearly as practicable the same relative economic and operational position of the parties as under the Lease. The occurrence and consequences of any Legal Event (as defined in Section 1(f)(viii)) shall be governed exclusively by Section 1(f)(viii).

xi.	Tranche Leases. Each Expansion Lease shall constitute a Tranche Lease for purposes of the Lease, and the terms “Expansion Lease” and “Tranche Lease” shall be construed to refer to the same instruments. Each Expansion Lease, as applicable, shall contain provisions consistent with this Section 1(e), and to the extent of any conflict between this Section 1(e) and any provision of the Lease incorporated into an Expansion Lease, this Section 1(e) shall control.

f.	Conditions to Tenant’s Expansion Obligations.

i.	Expansion Conditions. Tenant’s obligation to execute the Firm Expansion Lease for the Firm Expansion Capacity, are subject to the satisfaction of the following conditions, each as reasonably determined by Tenant in its reasonable discretion (the “Expansion Conditions”): (A) as of the date of the applicable Firm Expansion Notice or Additional Capacity Notice, and as of the date on which the applicable Expansion Lease is to be executed, no Landlord Event of Default under the Lease or under any then-effective Expansion Lease shall have occurred and be continuing beyond all applicable notice and cure periods, other than a Landlord Event of Default caused by the act or omission of any Tenant Party, and there is no failure by Landlord to achieve the Commencement Date for any Phase by the applicable Target Commencement Date under the Lease (as extended for Excused Delays pursuant to Section 3.2 of the Lease); (B) Blockfusion shall have delivered a Qualifying Expansion Package for such Expansion Phase that has been accepted by Tenant in accordance with this Section 1(f); (C) there is a Firm Power Commitment; (D) all Tranche 2 Power Conditions set forth in Section 1(f)(vii) for the Firm Expansion Capacity shall have been satisfied (or waived in writing by Tenant); and (E) no Legal Event shall have caused a Material Cost Increase that remains unresolved under Section 1(f)(viii).

ii.	Qualifying Expansion Package. Blockfusion shall deliver to Tenant, together with each Firm Expansion Notice and each Additional Capacity Notice, a package (a “Qualifying Expansion Package”) describing, in reasonable detail for the applicable Expansion Phase: (A) the Eligible Site, including its location, approximate acreage, and the nature of Blockfusion’s ownership or control thereof; (B) the source, quantity, cost, reliability, and expected availability date of the primary power to be supplied; (C) the proposed Redundancy Architecture; (D) the anticipated commencement date and delivery schedule; and (E) the proposed Base Design Specifications.

iii.	Review and Due Diligence Period. Tenant shall have [***] following receipt of a Qualifying Expansion Package (the “Review Period”) to review the same and to conduct reasonable due diligence with respect to the applicable Expansion Phase. During the Review Period, Blockfusion shall afford Tenant reasonable access to the applicable Eligible Site for site visits and non-invasive inspections (upon reasonable notice and subject to Blockfusion’s reasonable site requirements), shall respond to Tenant’s reasonable information requests, and shall make appropriate personnel reasonably available. Blockfusion may supplement or revise the Qualifying Expansion Package during the Review Period; if Blockfusion makes a material revision during the final [***] of the Review Period, the Review Period shall be extended to [***] after such revision.

iv.	Acceptance or Rejection. On or before expiration of the Review Period, Tenant shall deliver written notice accepting or rejecting the Qualifying Expansion Package, any rejection to specify in reasonable detail each respect in which the Qualifying Expansion Package fails to satisfy the terms set forth in Section 1(f)(i) and Section 1(f)(ii) (such rejection under this sentence, a “Compliant Rejection”). If Tenant delivers no such notice on or before expiration of the Review Period, Blockfusion may deliver to Tenant a second written notice referencing this Section 1(f)(iv) that shall include in bold and capitalized letters the following in the subject line in all capital letters: “SECOND REQUEST FOR QUALIFYING EXPANSION PACKAGE; FAILURE TO RESPOND WITHIN [***] MAY RESULT TAKE-OR-PAY OBLIGATIONS,” and if Tenant fails to deliver a written notice of acceptance or a Compliant Rejection within [***] after delivery of such second notice, the Qualifying Expansion Package as to the Firm Expansion Capacity is deemed rejected, and such deemed rejection shall be treated for all purposes of this Agreement as a rejection that is not a Compliant Rejection for purposes of the Firm Expansion Capacity. The date of acceptance is the “Package Acceptance Date” for the applicable Expansion Phase. If there is a non-Compliant Rejection by Tenant of a Qualifying Expansion Package for the Firm Expansion Capacity that satisfies such terms and the Expansion Conditions have been satisfied, such non-Compliant Rejection, as it applies to Firm Expansion Capacity, constitutes a failure by Tenant to perform under Section 1(a), and Tenant shall be liable as provided therein. If Tenant rejects a Qualifying Expansion Package, pursuant to a Compliant Rejection, that does not satisfy such terms or the Expansion Conditions, Tenant shall have no obligation or liability with respect to the Firm Expansion Capacity, and Blockfusion may proceed under Section 1(f)(v). For the avoidance of doubt, Tenant's rejection of a Qualifying Expansion Package, or Tenant's declining to proceed, on the grounds that any Expansion Conditions have not been satisfied, or that a Legal Event giving rise to a Material Cost Increase has occurred, shall not, provided such grounds in fact exist, constitute a failure by Tenant to perform under Section 1(a) and shall not give rise to any liability of Tenant under this Agreement or otherwise.

v.	Withdrawal Without Prejudice. If Tenant delivers a notice of rejection and the parties do not resolve the matters specified therein, Blockfusion may withdraw the applicable Firm Expansion Notice or Additional Capacity Notice by notice to Tenant, whereupon neither party shall have any obligation or liability with respect to the applicable Expansion Phase. Withdrawn capacity remains part of the Firm Expansion Capacity or the Additional Expansion Capacity, as applicable, remains subject to this Agreement (including Section 1(g)), and may be re-noticed once by Blockfusion within [***] with a new Qualifying Expansion Package, in which event this Section 1(f) shall again apply. No withdrawal reduces any Expansion Capacity not offered.

vi.	Suspension for Blockfusion Default. If the condition set forth in Section 1(f)(i)(A) is not satisfied as of any applicable date, the Review Period, the period for execution of the applicable Expansion Lease, and Tenant’s obligations with respect to the applicable Expansion Phase are suspended until the Landlord Event of Default is cured, whereupon they resume and are reinstated in full. Where the time for cure of a Landlord Event of Default has expired, Tenant’s obligations with respect to such applicable Expansion Phase shall terminate. A timely cured Landlord Event of Default does not permanently excuse, reduce, or extinguish any obligation of Tenant.

vii.	Tranche 2 Power Conditions. Notwithstanding any other provision of this Agreement, Tenant’s obligation to execute the Firm Expansion Lease for any Expansion Phase, are subject to satisfaction of each of the following conditions (collectively, the “Tranche 2 Power Conditions”), in each case in Tenant’s reasonable discretion:

A.	Power Procurement. Blockfusion shall have obtained, and shall be able to demonstrate to Tenant’s reasonable satisfaction that it has obtained, firm and binding commitments for the allocation and delivery of electrical power capacity sufficient to support the full fifty (50) MW of critical IT capacity comprising the Firm Expansion Capacity no later than the applicable target commencement dates under the Firm Expansion Lease, including, as applicable, [***] capacity allocations, utility service agreements, power purchase or similar agreements with one or more third-party generators, agreements for the supply and operation of on-site or behind-the-meter generation, and the governmental and regulatory approvals then required to commence the delivery of power in accordance with the delivery schedule set forth in the applicable Qualifying Expansion Package (collectively, the “Power Rights”), in each case on terms that are sufficient to permit the delivery of Critical Load Power to Tenant on a firm, continuous, and uninterrupted basis at the applicable Demarcation Point under the applicable Redundancy Architecture. For the avoidance of doubt, the power sources, generation technologies, and delivery mechanisms comprising the Power Rights remain subject to Tenant’s review and approval of the Power Infrastructure Plan under clause (B) below. If there are any conditions on the Firm Expansion Capacity by the Utility Provider, Blockfusion shall notify Tenant of the same.

B.	Power Infrastructure and Design Approval. The power delivery infrastructure, including the Redundancy Architecture, sources of power supply, interconnection pathway, substation and switchgear configuration, back-up power arrangements (if any), and overall design and engineering approach for delivering Critical Load Power to the applicable Firm Expansion Capacity (collectively, the “Power Infrastructure Plan”), shall have been submitted to Tenant and approved by Tenant in writing, [***]

C.	Delivery Longstop Date. [***]

D.	No Moratorium Block. No Data Center Moratorium Event (as defined in the Lease), Existing Moratorium (as defined in the Lease), or other Law shall be in effect that prevents, prohibits, or would reasonably be expected to prevent or prohibit the development, construction, energization, commissioning, or operation of the data center facilities necessary to deliver the Firm Expansion Capacity in the time frame detailed in the Qualifying Expansion Package, or that would require Tenant to cease or curtail Firm Expansion Capacity.

If any Tranche 2 Power Condition is not satisfied by the Firm Capacity Longstop Date, then Tenant may, by written notice to Blockfusion delivered after the Firm Capacity Longstop Date, terminate its obligations under this Agreement with respect to the Firm Expansion Capacity (including any take-or-pay obligation), without liability or penalty to Blockfusion, and Blockfusion shall promptly refund to Tenant any amounts theretofore paid or posted by Tenant in respect of the Firm Expansion Capacity (including any deposits, letters of credit (subject to Section 6.1.1 of the Lease), or prepaid amounts). Upon the effectiveness of such termination, (I) neither party shall have any further obligation or liability to the other with respect to the Firm Expansion Capacity, (II) the Firm Expansion Capacity shall constitute Released Capacity for all purposes of this Agreement and Blockfusion may lease or otherwise dispose of the Firm Expansion Capacity to any person free of the restrictions set forth in Section 1(g), and (III) Tenant's rights with respect to the Additional Expansion Capacity and the ROFO Capacity shall not be affected.

viii.	Legal Event. [***]

g.	Exclusivity; Blockfusion Delivery.

i.	Exclusivity. Tenant is the presumptive offtaker of the Firm Expansion Capacity and the Additional Expansion Capacity. Blockfusion shall not, and shall cause its Affiliates to not, offer, market, or lease any such capacity to any person other than Tenant unless and until (A) Blockfusion has delivered to Tenant the applicable Firm Expansion Notice or Additional Capacity Notice, together with a Qualifying Expansion Package, and (B) Tenant has rejected (or is deemed to have rejected) such capacity, Tenant has failed to deliver an executed Expansion Lease within the period required under Section 1(a) or Section 1(b), Tenant has terminated or declined to proceed with its obligations with respect to such capacity under Section 1(f)(vii) or Section 1(f)(viii), or Blockfusion has withdrawn the applicable notice under Section 1(f)(v). Thereafter, Blockfusion may lease the applicable capacity to any third party free of this Section 1(g)(i), and capacity so leased is deducted from the Firm Expansion Capacity or the Additional Expansion Capacity, as applicable. Any capacity as to which the conditions of clauses (A) and (B) of this Section 1(g)(i) have been satisfied (other than capacity withdrawn by Blockfusion under Section 1(f)(v)) shall simultaneously and automatically be released from this Section 1(g)(i) and from Section 2, shall not constitute ROFO Capacity, and may be leased or otherwise disposed of by Blockfusion to any person free of this Agreement, in each case without regard to whether the applicable Qualifying Expansion Package satisfied the standard set forth in Section 1(f)(ii). Notwithstanding the foregoing, for a period of twelve (12) months following such release, Blockfusion shall not lease such capacity to a third party on economic terms materially more favorable to such third party than the terms set forth in the applicable Qualifying Expansion Package unless Blockfusion has first offered such capacity to Tenant on such terms and Tenant has not accepted such offer within [***]

ii.	No Obligation to Create Capacity. Nothing in this Agreement obligates Blockfusion to secure, procure, construct, or develop any power allocation, interconnection, generation resource, or other source of supply, or to accept any allocation or arrangement, on terms that Blockfusion determines in good faith to be uneconomic, commercially unreasonable, or not technically feasible. Blockfusion’s obligation under Section 1(b) is limited to using commercially reasonable efforts to secure additional power capacity and, if such capacity is secured and Blockfusion elects to develop it for data center use, to make it available to Tenant in accordance with this Agreement and Section 1(g)(i) before offering it to any other person.

h.	Commitment Period; Conversion to ROFO Capacity.

i.	Commitment Period. The period from the Effective Date through December 31, 2030, is the “Commitment Period.” Firm Expansion Notices and Additional Capacity Notices may be delivered only during the Commitment Period. During the Commitment Period, if power capacity sufficient to support the Firm Expansion Capacity or the Additional Expansion Capacity is secured and Blockfusion elects to develop it for data center use, Blockfusion shall deliver to Tenant the applicable notice and Qualifying Expansion Package in accordance with Section 1(a) or Section 1(b) before offering such capacity to any other person, subject in each case to Section 1(g)(ii).

ii.	Expiration; Conversion to ROFO Capacity. “Unnoticed Capacity” means the Firm Expansion Capacity or any portion of the Additional Expansion Capacity that, upon expiration of the Commitment Period, (A) is not subject to an executed Expansion Lease, (B) is not the subject of a then-pending Firm Expansion Notice or Additional Capacity Notice (including any Review Period or execution period then running), and (C) is not Released Capacity. “Released Capacity” means any capacity (w) as to which Tenant has rejected (or is deemed to have rejected) a Qualifying Expansion Package, (x) as to which Tenant has terminated, or declined to proceed with under Section 1(f)(vii) or Section 1(f)(viii), (y) as to which Tenant has failed to deliver an executed Expansion Lease within the period required under Section 1(a) or Section 1(b), or (z) that has been leased or committed to a third party under Section 1(g)(i), in each case whether or not Blockfusion thereafter leases such capacity to any person; capacity withdrawn by Blockfusion under Section 1(f)(v) is not, by reason of such withdrawal alone, Released Capacity. Upon expiration of the Commitment Period, all obligations of the parties under Sections 1(a), 1(b), 1(f), and 1(g) with respect to the Unnoticed Capacity terminate (including Tenant’s obligation to execute any Expansion Lease and any take-or-pay obligation in respect thereof), and the Unnoticed Capacity thereupon constitutes ROFO Capacity for all purposes of Section 2, notwithstanding the three hundred (300) megawatt threshold set forth therein. Released Capacity shall not at any time constitute Unnoticed Capacity or ROFO Capacity, and Blockfusion may lease or otherwise dispose of Released Capacity to any person free of this Agreement.

iii.	Survival. Any Firm Expansion Notice or Additional Capacity Notice delivered during the Commitment Period, and the parties’ obligations with respect to the Expansion Phase that is its subject, survive expiration of the Commitment Period in accordance with their terms, and such expiration does not affect any executed Expansion Lease.

i.	Effect of Execution. Upon execution and delivery of an Expansion Lease, such Expansion Lease (and the terms of the Lease incorporated therein) shall govern all rights, obligations, remedies, and liabilities of the Parties with respect to the capacity demised thereunder, and the provisions of this Agreement (including the take-or-pay obligation and the failure-to-execute damages under Sections 1(a) and 1(b) applicable to such Expansion Lease) shall be of no further force or effect as to such capacity. The foregoing shall not affect (a) the parties' rights or obligations under this Agreement with respect to any Firm Expansion Capacity, Additional Expansion Capacity, or ROFO Capacity not then demised under an executed Expansion Lease, or (b) any claim that accrued under this Agreement prior to such execution.

2.	Right of First Offer. Subject to the conditions set forth below, Blockfusion hereby grants to Tenant a right of first offer to lease any power capacity that becomes available at the Property or other property acquired by Blockfusion (or its Affiliates) located in the Campus or within a reasonable distance thereof above three hundred (300) megawatts (MW) of aggregate IT load (i.e., above the aggregate of the Critical Load Power, the Firm Expansion Capacity, and the Additional Expansion Capacity) (the “ROFO Capacity”), measured in accordance with Section 1(e)(vi). The right of first offer shall be exercisable during the period (the “ROFO Period”) commencing on the Effective Date and expiring on the earlier of (x) the expiration of the initial term of the first Expansion Lease executed by Tenant hereunder and (y) the date on which Tenant does not execute any Expansion Lease for the Firm Expansion Capacity or the Additional Expansion Capacity required under Section 1 within the applicable time period set forth therein, at which point the right of first offer shall automatically and irrevocably terminate respectively as to such Firm Expansion Capacity or the Additional Expansion Capacity rejected. For the avoidance of doubt, the ROFO Capacity does not include land, buildings, improvements, or other project rights; it applies solely to power capacity above the 300 MW threshold.

a.	Offer and Acceptance. Blockfusion will deliver notice to Tenant describing the ROFO Capacity and the commercial terms on which Blockfusion (or its Affiliate) proposes to lease the ROFO Capacity (“First Offer Notice”) whenever ROFO Capacity becomes available for lease during the ROFO Period (before offering the ROFO Capacity for lease to any third party during the ROFO Period). Tenant may exercise its right to lease all (but not less than all) of the ROFO Capacity described in such First Offer Notice by delivering notice to Blockfusion (a “ROFO Exercise Notice”) within [***] after receipt of the First Offer Notice. The terms of the Lease applicable to the Critical Load Power will apply to the ROFO Capacity that Tenant elects to lease (the “ROFO Lease”), except (i) the ROFO Capacity will be provided pursuant to a new ROFO Lease with the commercial terms as set forth in the First Offer Notice, and (ii) the Redundancy Architecture, Base Design Specifications, and Service Levels applicable to the ROFO Capacity shall be determined in accordance with Section 1(e). The parties will, during the [***] after Tenant’s notice to Blockfusion, use commercially reasonable efforts to execute a new ROFO Lease as set forth herein that leases such ROFO Capacity to Tenant. If, despite such efforts to negotiate and execute a ROFO Lease for such ROFO Capacity, the parties have failed to execute a ROFO Lease consistent with this Agreement within [***] after Blockfusion’s receipt of Tenant’s ROFO Exercise Notice, then Blockfusion may thereafter lease the ROFO Capacity to another third party subject to the rights of Tenant contained in clause (b) below.

b.	Rejection and Re-offer. If Tenant does not deliver to Blockfusion the ROFO Exercise Notice within [***] after receipt of the First Offer Notice, then Blockfusion (and the applicable Affiliate of Blockfusion) will be free to lease to any third party all or any portion of the ROFO Capacity subject to the terms hereof. If Blockfusion (or an Affiliate of Blockfusion) does not enter into a lease with a third party for such ROFO Capacity within the next twelve (12) months, or if Blockfusion (or an Affiliate of Blockfusion) wishes to offer the ROFO Capacity on economic terms [***] of those contained in the applicable First Offer Notice (which terms may be reasonably adjusted on notice to Tenant based on any unique technical design specifications or delivery requirements), Blockfusion must again offer the ROFO Capacity (or the portion thereof not then leased or licensed to a third party) to Tenant in accordance with this Section 2 before leasing it to a third party, in which event Tenant may elect to lease such ROFO Capacity according to the terms and conditions set forth in this Section 2 and the process set forth herein will repeat.

3.	Notices. All notices under this Agreement will be in writing, addressed as indicated below, and sent by (i) prepaid registered mail, return receipt requested; (ii) a nationally recognized overnight air carrier; or (iii) personal delivery. Notices will be deemed to have been given upon receipt or attempted delivery by the methods above where delivery is not accepted. In addition, the parties will deliver copies of notices to the applicable email addresses listed below. Either party may change its address upon the delivery of at least [***] prior notice to the other party.

Blockfusion:

Blockfusion USA, Inc.

447 Broadway, 2nd Floor, #538,

New York, NY 10013

Attn: General Counsel

Email: [***]

Tenant:

CoreWeave, Inc.

290 Mt. Pleasant Avenue, Suite 4100

Livingston, NJ 07039

Attn: Legal Notices

Email: [***]

With a copy sent to:

McGrath Nort Mullin & Kratz PC LLO

[***]

4.	No Merger or Incorporation. The respective obligations of Blockfusion and Tenant hereunder are irrespective of the validity, binding effect, legality or enforceability of the Lease, any modifications, amendments or supplements to the Lease, or any other circumstance which might now or hereafter or otherwise constitute a legal or equitable discharge or defense of a landlord under the Lease; provided, however, execution of all of the Lease by Blockfusion (or its applicable Affiliate) and Tenant is an express condition precedent to any obligation of Blockfusion under this Agreement. Tenant and Blockfusion agree that a breach or default by a party under this Agreement in no event constitutes a breach or default by such party or any Affiliate under the Lease or any Expansion Lease, and a breach or default by a party under the Lease or any Expansion Lease in no event constitutes a breach or default by such party or any Affiliate under this Agreement or any other Expansion Lease. Each of this Agreement, the Lease, and each Expansion Lease is a separate and independent obligation, and the rights and remedies available to each party with respect thereto are limited to the instrument under which such breach or default arises. The terms and provisions of this Agreement shall not merge or be deemed to merge into any of the Lease or any other lease or agreement which may hereafter be entered into by and between Tenant and Blockfusion or its Affiliates with respect to any of the Campus. In addition, none of the terms of the Lease are integrated or merged in any way into this Agreement. In the event of any breach, except as it applies to fraud or willful misconduct, Tenant’s sole and exclusive remedy shall be to institute proceedings to enforce specific performance or to enjoin such breach.

5.	Electronic Signatures; Counterparts. The parties may execute this Agreement, and any future agreements or amendments requiring a party’s signature, by using either party’s electronic signature process (e.g., DocuSign), unless the electronic signature process is prohibited by Laws or either party is unable to use the electronic signature process for technology reasons. This Agreement may be executed in one or more counterparts delivered electronically, each of which will constitute an original and together one and the same instrument. Each party executing this Agreement represents that such party has full authority and legal power to do so.

6.	Successors and Assigns. This Agreement will inure to the benefit of and will be binding upon the parties hereto and their respective heirs, successors and assigns; provided, however, neither Tenant nor Blockfusion may assign this Agreement to any party without the other party’s prior written approval, except (i) Blockfusion has the right to assign this Agreement (or the portion applicable to any property in the Campus) in connection with a transfer of Blockfusion’s right, title and interest in and to such property to any one or more of its Affiliates or to any transferee of all or substantially all of Blockfusion’s interest in the applicable property, provided such transferee assumes all obligations hereunder, and (ii) Tenant may assign this Agreement to any Affiliate of Tenant, provided that the original Tenant remains liable under this Agreement. If Blockfusion’s right, title and interest in and to any property in the Campus (with respect to the Firm Expansion Capacity, the Additional Expansion Capacity or the ROFO Capacity) is transferred, then Blockfusion will (or will cause the applicable Affiliate of Blockfusion to) cause the transferee thereof to comply with the terms and conditions of this Agreement to the extent applicable to such property. Blockfusion will cause any applicable Affiliate of Blockfusion to perform in all respects all obligations of Blockfusion set forth in this Agreement to the extent applicable to the property in the Campus that, as of any time, is owned (or leased) by such entity at such time, in each case subject to the terms and conditions of this Agreement.

7.	Interpretation. Section headings used in this Agreement are for convenience only and will not be used to interpret any term hereof.

8.	Term. This Agreement shall continue in full force and effect for the duration of the term of the Lease, including any renewal terms exercised thereunder, unless earlier terminated in accordance with the terms hereof or by mutual written agreement of the parties. Upon expiration or earlier termination of the Lease (and all Expansion Leases), this Agreement shall automatically terminate and be of no further force or effect with respect to any ROFO Capacity not then subject to an executed Expansion Lease; provided that the obligations of the parties under any executed Expansion Lease shall survive such termination.

9.	Miscellaneous.

a.	All capitalized terms used but not otherwise defined herein will have the meaning set forth in the Lease.

b.	This Agreement, including the attached exhibits, contains the entire agreement of the parties hereto with respect to the subject matter hereof, and supersedes all prior agreements, negotiations, letters of intent, proposals, representations, warranties, understandings and discussions between the parties with respect to this Agreement. None of the terms of this Agreement may be modified or deleted except in writing signed by the parties hereto.

c.	This Agreement will be governed, construed and enforced by the laws of the State of New York, without regard to choice of law principles. The parties agree to exclusive jurisdiction in the courts of the State of New York. The parties agree, where practicable, to use reasonable measures to attempt to resolve disputes arising under this Agreement through escalation to respective executive management teams before initiating any litigation.

d.	“Business Day” means a day that is not a Saturday, Sunday, or legal holiday in the State of New York.

e.	If a legal proceeding is initiated by a party to this Agreement against the other, the substantially prevailing party will be entitled to reimbursement from the other party of its reasonable attorneys’ fees and costs incurred in connection with the legal proceeding.

f.	The terms of this Agreement and any information shared in connection herewith constitute Confidential Information of both parties, subject to the confidentiality provisions set forth in Section 17.14 of the Lease, which are incorporated herein by reference mutatis mutandis. Blockfusion is permitted to disclose this Agreement and its terms to its (and any Affiliate’s) current and prospective lenders, capital sources, rating agencies, investors, and purchasers, provided that such recipients are required to keep such information confidential on terms consistent with Section 17.14 of the Lease.

g.	The parties will execute such further documents and do any further things as may be reasonably necessary to implement and carry out the intent of this Agreement.

h.	“Affiliate” has the meaning set forth in the Lease.

[Signature page follows]

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the latest signature below.

BLOCKFUSION:

BLOCKFUSION USA, INC. a Delaware corporation

Date: 9/4/2026	By:	/s/ Alex Martini-Lo Manto
	Name:	Alex Martini-Lo Manto
	Title:	Chief Executive Officer

TENANT:

CoreWeave, Inc. a Delaware corporation

Date: 9/4/2026	By:	/s/ Sachin Jain
	Name:	Sachin Jain
	Title:	Chief Operating Officer

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